Media Contact: Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069
media@diamondresorts.com

Investor Contact:     Joshua Hochberg
Sloane and Company
Tel: 212.486.9500
jhochberg@sloanepr.com

Diamond Resorts International, Inc. Reports Record Second Quarter 2014 Financial Results

Total Revenue up 20.2%
Increases Cash by $41.8 Million
Raises 2014 Financial Guidance

July 30, 2014, Las Vegas, NV - Diamond Resorts International, Inc. (NYSE: DRII) (“Diamond” or the “Company”), today announced results for the second quarter ended June 30, 2014.

David F. Palmer, President and Chief Executive Officer, stated, “We executed extremely well in the second quarter, and it’s clear from our exceptional financial results that we are seeing significant traction from our asset light, capital efficient business model. Our predictable hospitality and management services business delivered strong revenue and earnings growth, while our Vacation Ownership business benefited from compelling marketing programs, resulting in more tours, an increased average transaction size and a better close rate. Our strong operational performance in the second quarter has led us to raise our expectations for the rest of the year. Therefore, we are once again raising our full year 2014 financial guidance.”

Second Quarter 2014 Highlights

•	Total revenue increased $35.1 million, or 20.2%, to $209.0 million for the second quarter of 2014 from $173.9 million for the second quarter of 2013.

•
Hospitality and Management Services revenue grew by $9.6 million, or 22.6%, for the second quarter of 2014 compared to the second quarter of 2013. This growth was driven mainly by increased management fees as a result of the inclusion of the managed properties from the Island One and PMR Service Companies acquisitions (completed in July 2013), increased operating costs at the resort level which generated higher same-store management fee revenue and increased revenues from Club operations.

•	Vacation Interest Sales, net grew by $19.6 million, or 17.7%, for the second quarter of 2014 compared to the second quarter of 2013. This growth was driven by a:

•	4.7% increase in tours to 58,267 from 55,650

•	10.1% increase in transactions to 8,276 from 7,518 (reflecting closing percentages of 14.2% for 2014 and 13.5% for 2013)

•	10.6% increase in average transaction price to $17,713 from $16,012

•
Advertising, sales and marketing expense for the second quarter of 2014 included a non-cash charge of $0.3 million related to stock-based compensation. Excluding this charge, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue decreased 1.1 percentage points to 49.5% in the second quarter of 2014, from 50.6% in the second quarter of 2013. Including this non-cash charge, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue was, 49.8%.

•
Pre-tax loss for the second quarter of 2014 included non-cash charges related to stock-based compensation of $4.2 million and a one-time charge related to the loss on extinguishment of debt of $46.8 million of which $30.2 million was cash and $16.6 million was non-cash (the $30.2 million cash payment was financed from the proceeds of the new Senior Credit Facility).

Excluding these charges, pre-tax income in 2014 would have been $48.9 million, an increase of $30.5 million from pre-tax income of $18.4 million in the second quarter of 2013. Including these items, pre-tax loss in 2014 was $2.1 million.

•
Net cash provided by operating activities in the second quarter of 2014 was $19.2 million and was the result of a net loss of $2.7 million and non-cash revenues and expenses totaling $74.9 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $52.9 million. Net cash used in operating activities in the second quarter of 2013 was $3.1 million and was the result of net income of $18.0 million and non-cash revenues and expenses totaling $17.9 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $39.0 million.

•	Adjusted EBITDA for the Company on a consolidated basis increased $33.1 million, or 59.7%, to $88.5 million for the second quarter of 2014 from $55.4 million for the second quarter of 2013.

•
On May 9, 2014, the Company entered into the Senior Credit Facility Agreement which includes a $445.0 million term loan with a $25.0 million revolving line of credit. Using the proceeds, the Company redeemed the entire outstanding principal amount under the 12.0% Senior Secured Notes due 2018 and repaid all outstanding indebtedness under borrowings incurred in connection with various acquisitions.

First Six Months 2014 Highlights

•	Total revenue increased $62.9 million, or 19.2%, to $390.2 million for the six months ended June 30, 2014 from $327.3 million for the six months ended June 30, 2013.

•
Hospitality and Management Services revenue grew by $15.0 million, or 17.4%, for the six months ended June 30, 2014 compared to the six months ended June 30, 2013. This growth was driven mainly by increased management fees as a result of the inclusion of the managed properties from the Island One and PMR Service Companies acquisitions (completed in July 2013), increased operating costs at the resort level which generated higher same-store management fee revenue and increased revenues from Club operations.

•	Vacation Interest Sales, net grew by $33.8 million, or 16.7%, for the six months ended June 30, 2014 compared to the six months ended June 30, 2013. This growth was driven by a:

•	4.7% increase in tours to 104,819 from 100,149

•	8.4% increase in transactions to 14,832 from 13,687 (reflecting closing percentages of 14.2% for 2014 and 13.7% for 2013)

•	13.7% increase in average transaction price to $17,981 from $15,811

•
Advertising, sales and marketing expense for the six months ended June 30, 2014 included a non-cash charge of $1.3 million related to stock-based compensation. Excluding this charge, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue decreased 0.7 percentage points to 50.2% in the six months ended June 30, 2014, from 50.9% in the six months ended June 30, 2013. Including this non-cash charge, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue was 50.7%.

•
Pre-tax income for the six months ended June 30, 2014 included non-cash charges related to stock-based compensation of $8.9 million and a one-time charge related to the loss on extinguishment of debt of $46.8 million of which $30.2 million was cash and $16.6 million was non-cash (the $30.2 million cash payment was financed from the proceeds of the Senior Credit Facility). Excluding these charges, pre-tax income in 2014 would have been $79.7 million, an increase of $58.6 million from pre-tax income of $21.1 million for the six months ended June 30, 2013. Including these items, pre-tax income in 2014 was $24.0 million.

•
Net cash provided by operating activities in the six months ended June 30, 2014 was $52.9 million and was the result of net income of $11.3 million and non-cash revenues and expenses totaling $114.0 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $72.4 million. Net cash provided by operating activities in the six months ended June 30, 2013 was $7.2 million and was the result of net income of $20.2 million and non-cash revenues and expenses totaling $31.9 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $44.9 million.

•
Adjusted EBITDA for the Company on a consolidated basis increased $51.1 million, or 49.1%, to $155.4 million for the six months ended June 30, 2014 from $104.3 million for the six months ended June 30, 2013.

Outlook

For the full year ending December 31, 2014, the Company is providing the following updated guidance for its expected operating results.

Updated Guidance	Year Ending December 31, 2014
($ in thousands)	Low	High
Pre-tax income	$74,000	$106,500
Corporate interest expense(a)	$43,000	$41,000
Loss on extinguishment of debt(b)	$47,000	$47,000
Vacation interest cost of sales(c)	$65,000	$55,000
Depreciation and amortization	$34,000	$32,000
Other non-cash items(d)	$22,000	$18,500

Previous Guidance	Year Ending December 31, 2014
($ in thousands)	Low	High
Pre-tax income	$44,700	$77,200
Corporate interest expense	$43,300	$41,300
Loss on extinguishment of debt	$47,000	$47,000
Vacation interest cost of sales(c)	$76,000	$66,000
Depreciation and amortization	$32,000	$30,000
Other non-cash items(d)	$22,000	$18,500

For the year ending December 31, 2014, the Company anticipates cash expenditures for the acquisition of inventory, excluding inventory from acquisitions, to be between $35.0 million and $40.0 million. In addition, the company anticipates capital expenditures(e) to be between $21.0 million and $23.0 million.

(a)
Reflects the 2014 pro-rata portion of an annualized cash interest savings of $22 million based on the terms of our new $445 million seven-year term loan and $25 million revolving credit facility (the “New Bank Loan”) and the redemption of the $374 million principal amount outstanding of our senior secured notes and repayment of certain other debt assuming LIBOR at or below 1%.

(b)
Reflects approximately $16.6 million of non-cash charges for the write-off of unamortized debt issuance costs and original issue discount relating to the refinancing of the senior secured notes, revolving line of credit, and inventory loans and approximately $30.2 million paid in cash for the bond premium related to the redemption of the senior secured notes which is financed with a portion of the proceeds from the new term loan.

(c)
In accordance with ASC 978, the Company records Vacation Interest Cost of Sales using the relative sales value method (See Note 2 - Summary of Significant Accounting Policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013). This method requires the Company to make a number of projections and estimates, which are subject to significant uncertainty and retroactive adjustment in the future periods. These "true-up" adjustments may result, and for the Company have resulted in prior periods, in major swings (both positive and negative) in the Company's pre-tax income computed in accordance with US GAAP that do not have a direct correlation to the operating performance for the periods in which the "true-ups" are made. It is difficult to predict with any degree of precision what the projections and estimates used in connection with the relative sales value method will be and what impact those projections and estimates will have on the amount recorded in future periods as Vacation Interest Cost of Sales. As a result, guidance for Vacation Interest Cost of Sales (and as a result, pre-tax income) covers a wide range of outcomes.

(d)	Other non-cash items include: stock based compensation, amortization of loan origination costs, and amortization of net portfolio discounts and premiums.

(e)
Principally for IT infrastructure and sales center expansion/refurbishment. This does not include expenditures for the acquisition of inventory, or resort-level capital improvements which are paid by the homeowners associations.

Second Quarter Earnings Summary

Hospitality and Management Services

Total management and member services revenue in our Hospitality and Management Services segment increased $8.1 million, or 26.1%, to $39.2 million for the second quarter of 2014 from $31.1 million for the second quarter of 2013. Management fees increased as a result of the inclusion of the managed properties from our acquisitions of Island One and the PMR Service Companies (both completed in

July 2013) during the period in 2014 and increases in operating costs at the resort level, which generated higher management fee revenue on a same-store basis from 79 cost-plus management agreements. The Company experienced higher revenue from the clubs due to increased membership dues and higher club member count during the period in 2014 compared to the period in 2013. These increases were partially offset by the elimination of commissions earned on fee-for-service agreements with Island One which were terminated in conjunction with the Island One acquisition on July 24, 2013.

Management and member services expense decreased $2.9 million, or 32.9%, to $5.9 million for the second quarter of 2014 from $8.8 million for the second quarter of 2013. The decrease was primarily attributable to the elimination of the costs incurred under the fee-for-service agreements with Island One that terminated in conjunction with the Island One acquisition and lower operating expense associated with The Clubs in connection with the extension of an agreement entered into with an exchange service provider. Management and member services expense as a percentage of management and member services revenue decreased to 15.0% during the period in 2014 from 28.2% during the period in 2013.

Vacation Interest Sales and Financing

Vacation Interest sales, net, increased $19.6 million, or 17.7%, to $130.0 million for the second quarter of 2014 from $110.4 million for the second quarter of 2013. The increase in Vacation Interest sales, net, was attributable to a $23.2 million increase in Vacation Interest sales revenue, partially offset by a $3.6 million increase in the provision for uncollectible Vacation Interest sales revenue. The $23.2 million increase in Vacation Interest sales revenue during the period in 2014 compared to the period in 2013 was generated due to an increase in the number of tours, number of transactions and a higher average sales price per transaction. The total number of tours increased to 58,267 during the period in 2014 from 55,650 during the period in 2013. The Company closed a total of 8,276 Vacation Interest sales transactions during the period in 2014, compared to 7,518 transactions during the period in 2013. The Company's closing percentage (which represents the percentage of Vacation Interest sales transactions closed relative to the total number of sales presentations at our sales centers during the period presented) increased to 14.2% during the period in 2014 from 13.5% during the period in 2013. Vacation Interest sales price per transaction increased to $17,713 during the period in 2014 from $16,012 during the period in 2013 due principally to a change in a focus on larger point packages and the success of the sales and marketing initiatives implemented in association with this strategy.

Provision for uncollectible Vacation Interest sales revenue increased $3.6 million, or 39.5%, to $12.8 million during the period in 2014 from $9.2 million during the period in 2013, primarily due to the increase in Vacation Interest sales revenue and an increase in the percentage of financed Vacation Interest sales during the period in 2014 as compared to the period in 2013. The allowance for mortgages and contracts receivable as a percentage of gross mortgages and contracts receivable was 21.8% as of June 30, 2014, as compared to 21.3% as of June 30, 2013.

Advertising, sales and marketing expense for the second quarter of 2014 included a non-cash charge of $0.3 million related to stock-based compensation. Excluding this charge, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue decreased 1.1 percentage points to 49.5% in the second quarter of 2014, from 50.6% in the second quarter of 2013. This improvement was primarily due to improved leverage of fixed costs through increased sales efficiencies. Including this non-cash charge, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue was, 49.8%.

Vacation Interest cost of sales, increased $6.5 million, or 71.8%, to $15.5 million for the second quarter of 2014 from $9.0 million for the second quarter of 2013. This increase consisted of a $1.6 million increase related to the increase in Vacation Interest Sales revenue and a $4.9 million increase resulting from changes in estimates under the relative sales value method. These changes related to a smaller pool of low-cost inventory becoming eligible for capitalization as well as the timing of the eligibility of inventory for recovery in accordance with our inventory recovery agreements during the three months ended June 30, 2014, as compared to the three months ended June 30, 2013, partially offset by the inclusion of the low-cost inventory purchased in connection with the Island One Acquisition on July 24, 2013.

General and Administrative Expense

General and administrative expense for the second quarter of 2014 included a non-cash charge related to stock based compensation of $3.4 million. Excluding this charge, general and administrative expense would have decreased $1.9 million, or 8.6%, to $19.8 million during the period in 2014 from $21.7 million during the period in 2013. Including the non-cash charge discussed above, general and administrative expense as a percentage of total revenue decreased 1.4 percentage points to 11.1% in the second quarter of 2014, from 12.5% in the second quarter of 2013. Giving effect to this charge, general and administrative expense as reported was $23.3 million during the period in 2014, representing 11.1% of total revenue.

Pre-tax Income/Loss and Net Income / Loss

Pre-tax loss for the second quarter of 2014 included non-cash charges related to stock-based compensation of $4.2 million and a one-time charge related to the loss on extinguishment of debt of $46.8 million of which $30.2 million was cash and $16.6 million was non-cash (the $30.2 million cash payment was financed from the proceeds of the Senior Credit Facility). Excluding these charges, pre-tax income in 2014 would have been $48.9 million, an increase of $30.5 million from pre-tax income of $18.4 million in the second quarter of 2013. Including these items, pre-tax loss in 2014 was $2.1 million.

Net loss for the second quarter in 2014 included the non-cash charges discussed above. Net loss increased $20.7 million to $2.7 million during the period for 2014 from a net income of $18.0 million during the period in 2013.

First Six Months 2014 Earnings Summary

Hospitality and Management Services

Total management and member services revenue in our Hospitality and Management Services segment increased $14.7 million, or 23.5%, to $77.4 million for the six months ended June 30, 2014 from $62.7 million for the six months ended June 30, 2013. Management fees increased as a result of the inclusion of the managed properties from our acquisitions of Island One and the PMR Service Companies (both completed in July 2013) during the period in 2014 and operating costs at the resort level, which generated higher management fee revenue on a same-store basis from 78 cost-plus management agreements. The Company experienced higher revenue from the clubs due to increased membership dues and higher club member count during the period in 2014 compared to the period in 2013. These increases were partially offset by the elimination of commissions earned on fee-for-service agreements with Island One which were terminated in conjunction with the Island One acquisition on July 24, 2013.

Management and member services expense decreased $3.7 million, or 20.0% to $14.8 million for the six months ended June 30, 2014 from $18.5 million for the six months ended June 30, 2013. The decrease was primarily attributable to lower operating expense associated with The Clubs as a result of the amended agreement with an exchange service provider entered into the second quarter and the elimination of the costs incurred under the fee-for-service agreements with Island One that terminated in conjunction with the Island One acquisition. Management and member services expense as a percentage of management and member services revenue decreased to 19.1% during the period in 2014 from 29.6% during the period in 2013.

Vacation Interest Sales and Financing

Vacation Interest sales, net, increased $33.8 million, or 16.7%, to $235.9 million for the six months ended June 30, 2014 from $202.1 million for the six months ended June 30, 2013. The increase in Vacation Interest sales, net, was attributable to a $42.2 million increase in Vacation Interest sales revenue, partially offset by an $8.4 million increase in our provision for uncollectible Vacation Interest sales revenue. The $42.2 million increase in Vacation Interest sales revenue during the period in 2014 compared to the period in 2013 was generated due to an increase in the number of tours, number of transactions and a higher average sales price per transaction. The total number of tours increased to 104,819 during the period in 2014 from 100,149 during the period in 2013. The Company closed a total of 14,832 Vacation Interest sales transactions during the period in 2014, compared to 13,687 transactions during the period in 2013. The Company's closing percentage (which represents the percentage of Vacation Interest sales transactions closed relative to the total number of sales presentations at our sales centers during the period presented) increased to 14.2% during the period in 2014 from 13.7% during the period in 2013. Vacation Interest sales price per transaction increased to $17,981 during the period in 2014 from $15,811 during the period in 2013 due principally to a change in a focus on larger point packages and the success of the sales and marketing initiatives implemented in association with this strategy.

Provision for uncollectible Vacation Interest sales revenue increased $8.4 million, or 52.9%, to $24.3 million during the period in 2014 from $15.9 million during the period in 2013, primarily due to the increase in Vacation Interest sales revenue and an increase in the percentage of financed Vacation Interest sales during the period in 2014 as compared to the period in 2013. The allowance for mortgages and contracts receivable as a percentage of gross mortgages and contracts receivable was 21.8% as of June 30, 2014, as compared to 21.3% as of June 30, 2013.

Advertising, sales and marketing expense for the six months ended June 30, 2014 included a non-cash charge of $1.3 million related to stock-based compensation. Excluding this charge, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue decreased 0.7 percentage points to 50.2% in the six months ended June 30, 2014, from 50.9% in the six months ended June 30, 2013. This improvement was primarily due to improved leverage of fixed costs through increased sales efficiencies. Including this non-cash charge, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue was, 50.7%.

Vacation Interest cost of sales, increased $1.6 million, or 5.7%, to $28.4 million for the six months ended June 30, 2014 from $26.8 million for the six months ended June 30, 2013. This increase consisted of a $4.5 million increase related to the increase in Vacation

Interest sales revenue, partially offset by a $2.9 million decrease resulting from changes in estimates under the relative sales value method. These changes related to the inclusion of the low-cost inventory purchased in connection with the Island One Acquisition on July 24, 2013, partially offset by a smaller pool of low-cost inventory becoming eligible for capitalization as well as the timing in the eligibility of inventory for recovery in accordance with our inventory recovery agreements during the six months ended June 30, 2014, as compared to the six months ended June 30, 2013.

General and Administrative Expense

General and administrative expense for the six months ended June 30, 2014 included a non-cash charge related to stock based compensation of $6.2 million. Excluding this charge, general and administrative expense would have decreased $3.3 million, or 7.4%, to $41.2 million during the period in 2014 from $44.5 million during the period in 2013. Including the non-cash charge discussed above, general and administrative expense as a percentage of total revenue decreased 1.4 percentage points to 12.2% in the six months ended June 30, 2014, from 13.6% in the six months ended June 30, 2013. Giving effect to this charge, general and administrative expense as reported was $47.5 million during the period in 2014, representing 12.2% of total revenue.

Pre-tax Income/Loss and Net Income / Loss

Pre-tax income for the six months ended June 30, 2014 included non-cash charges related to stock-based compensation of $8.9 million and a one-time charge related to the loss on extinguishment of debt of $46.8 million of which $30.2 million was cash and $16.6 million was non-cash (the $30.2 million cash payment was financed from the proceeds of the Senior Credit Facility). Excluding these charges, pre-tax income in 2014 would have been $79.7 million, an increase of $58.6 million from pre-tax income of $21.1 million for the six months ended June 30, 2013. Including these items, pre-tax income in 2014 was $24.0 million.

Net income for the six months ended June 30, 2014 included the non-cash charges discussed above. Net income decreased $8.9 million to $11.3 million during the period for 2014 from a net income of $20.2 million during the period in 2013.

Capital Resources and Liquidity

As of June 30, 2014, we had cash and cash equivalents of $117.9 million and corporate indebtedness of $447.9 million. Net cash provided by operating activities in the six months ended June 30, 2014 was $52.9 million and was the result of net income of $11.3 million and non-cash revenues and expenses totaling $114.0 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $72.4 million. The significant non-cash revenues and expenses included (i) $24.3 million in the provision for uncollectible Vacation Interest sales revenue; (ii) $16.3 million in depreciation and amortization; (iii) $10.8 million in deferred income taxes; (iv) $8.9 million in stock-based compensation costs; (v) $4.1 million in amortization of capitalized loan origination costs and portfolio discounts (net of premiums); (vi) $3.0 million in amortization of capitalized financing costs and original issue discounts; (vii) $0.2 million in unrealized loss on derivative instruments and (viii) $0.1 million loss on foreign currency exchange, partially offset by (ix) $0.4 million in gain on mortgage repurchase. Net cash provided by operating activities for the six months ended June 30, 2013 was $7.2 million and was the result of net income of $20.2 million and non-cash revenues and expenses totaling $31.9 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $44.9 million. Capital expenditures for the six months ended June 30, 2014 were $9.9 million, an increase of $1.4 million from $8.5 million for the six months ended June 30, 2013, which is primarily associated with information technology related projects and equipment.

During the six months ended June 30, 2014 and 2013, we used cash of $23.1 million and $14.3 million, respectively, for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal, title and trust fees and for the construction of VOI inventory. Of these total cash amounts, $0.5 million and $2.2 million during the six months ended June 30, 2014 and 2013, respectively, were used for the construction of VOI inventory, primarily related to construction of units at our managed properties in Mexico and Italy.

In addition, we had increases in unsold Vacation Interests, net, that did not have an impact on our working capital during the respective periods. Specifically, we capitalized $18.1 million and $14.3 million during the six months ended June 30, 2014 and 2013, respectively, related to inventory recovery agreements in the U.S., offset by an equal increase in due to related parties, net; cash will be used in future periods to settle these amounts. In addition, we transferred $3.1 million and $0.6 million during the six months ended June 30, 2014 and 2013, respectively, from due from related parties, net, to unsold Vacation Interests, net, as a result of our recovery of VOI inventory pursuant to inventory recovery arrangements in Europe; cash was used in prior periods when these amounts were recorded to, due from related parties, net. Furthermore, we transferred $0.8 million and $2.0 million from mortgages and contracts receivable, net, to unsold Vacation Interests, net, during the six months ended June 30, 2014 and 2013, respectively, as a result of our recovery of underlying VOI inventory due to loan defaults.

On May 9, 2014, we entered into the Senior Credit Facility Agreement with Credit Suisse AG acting as the administrative agent for a group of lenders. The Senior Credit Facility includes a $445.0 million term loan with a term of seven years and a $25.0 million revolving line of credit with a term of five years. The Senior Credit Facility bears a variable interest rate, at our option, equal to LIBOR plus 450 basis points, with a one percent LIBOR floor applicable only to the term loan portion of the Senior Credit Facility, or an alternate base rate plus 350 basis points. The borrowings under the Senior Credit Facility are secured on a senior basis by substantially all of our assets.

On May 9, 2014, we repaid all outstanding indebtedness under the ILXA Inventory Loan, the Tempus Inventory Loan and the DPM Inventory Loan using the proceeds from the Senior Credit Facility. Also on May 9, 2014, we terminated the Revolving Credit Facility in conjunction with the completion of the Senior Credit Facility. There was no principal balance outstanding under the Revolving Credit Facility immediately prior to its termination.

On May 9, 2014, we repaid all outstanding indebtedness under the ILXA Receivables Loan using general corporate funds.

On June 9, 2014, Diamond Resorts Corp., a wholly owned subsidiary of the Company, redeemed the entire outstanding principal amount under the 12.0% Senior Secured Notes due 2018 at a redemption price equal to approximately 108.077% of the face value of the Senior Secured Notes being redeemed (or $1,080.77 per $1,000 in principal amount of the Senior Secured Notes). The total redemption amount paid was $418.9 million, which includes $374.4 million of principal balance, $30.2 million of redemption premium and $14.2 million of accrued and unpaid interest up to (but excluding) June 9, 2014 and was financed with a portion of the proceeds from the Senior Credit Facility.

Second Quarter 2014 Earnings Call

The company will be conducting a conference call to discuss the first quarter financial results at 5:00 p.m. Eastern Time on July 30, 2014, available via webcast on the Company's website at http://investors.diamondresorts.com. A webcast replay will become available within 2 hours of the call and will run for approximately one year on the Company’s website. Alternatively, participants may call into (866) 562-5561 from the United States, or (706) 679-1894 from outside the U.S. with conference ID 74632227; please dial in fifteen minutes early to ensure a timely start. A call replay will be available from 8:00 p.m. Eastern Time on July 30, 2014 through August 6, 2014 and can be accessed by dialing (800) 585-8367 with conference ID 74632227.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the guidance for expected operating results presented under “Outlook” above, statements regarding the Company’s new credit facility and related refinancing transactions, and other statements regarding the current expectations of Diamond Resorts International, Inc. (the “Company”) about its prospects and opportunities. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company's ability to maintain an optimal inventory of vacation ownership interests for sale overall, as well as in specific Collections; the Company's ability to sell, securitize or borrow against its consumer loans; decreased demand from prospective purchasers of Vacation Interests; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Diamond Resorts International®

Diamond Resorts International®, with its network of 313 vacation destinations located in 35 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australia and Africa provides guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.

Diamond Resorts International® owns, operates and manages vacation ownership resorts and, through resort and partner affiliation agreements, provides members and owners with access to 93 managed resorts, 163 affiliated resorts, 53 affiliated hotels and four cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit Diamondresorts.com.

Basis of Presentation

On July 24, 2013, Diamond closed the initial public offering (“IPO”) of its common stock. Prior to the consummation of the initial public offering, Diamond was a newly-formed Delaware corporation that had not conducted any activities other than those incident to its formation and other actions in connection with the IPO.  Diamond was formed for the purpose of changing the organizational structure of Diamond Resorts Parent, LLC (“DRP”) from a limited liability company to a corporation. Immediately prior to the consummation of the IPO, DRP was the sole stockholder of Diamond.  In connection with, and immediately prior to the completion of the IPO, various reorganization transactions were effected ultimately with DRP merging with and into Diamond. See “Organizational Structure-Reorganization Transactions” in the Registration Statement on Form S-1 filed by Diamond with the Securities and Exchange Commission for additional information concerning these reorganization transactions.  References in this press release to “Diamond,” “the Company,” ”DRII,” “we,” “us” and “our,” refer to Diamond Resorts International, Inc. and its subsidiaries, after giving effect to those reorganization transactions, and our consolidated financial statements and other historical financial data included in this press release for periods prior to July 24, 2013 are those of DRP and its subsidiaries after giving effect to the reorganization transactions.

Reconciliation of GAAP to Non-GAAP Measures

We believe supplementing our consolidated financial statements presented in accordance with U.S. GAAP with non-U.S. GAAP measures provides investors with useful information regarding our liquidity and short-term and long-term trends.

We define Adjusted EBITDA as our net income, plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interest cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; (ix) amortization of net portfolio premiums; and (x) stock-based compensation; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in each case calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We present Adjusted EBITDA primarily because, as indicated above, the Senior Credit Facility Agreement and the indenture governing our 12% senior secured notes due 2018 includes covenants which are determined by reference to the Adjusted EBITDA of the Company and its “restricted subsidiaries,” and other of our debt-related agreements include covenants that are determined by reference to Adjusted EBITDA. As a result, we believe that supplementing our consolidated financial statements presented in accordance with US GAAP with this non-GAAP measure provides investors with useful information with respect to our liquidity. As of June 30, 2014, Diamond Asia Development, Inc. was our only unrestricted subsidiary, which had no activities as of and for the three and six months ended June 30, 2014.
In addition to its application under the Senior Credit Facility Agreement and the Indenture for our senior secured notes, our management uses Adjusted EBITDA: (i) for planning purposes, including the preparation of our annual operating budget; (ii) to allocate resources to enhance the financial performance of our business; (iii) to evaluate the effectiveness of our business strategies and (iv) as a factor for determining compensation for personnel employed by the Company.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or Vacation Interest inventory;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•
we make expenditures to replenish Vacation Interests inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following tables present Adjusted EBITDA reconciled to each of (i) our net cash provided by operating activities and (ii) our net income for the periods presented.

	Quarter Ended June 30,		Six Months Ended
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
Net cash provided by (used in) operating activities	$19,237	$(3,134)	$52,905	$7,204
Provision for income taxes	657	411	12,704	849
Provision for uncollectible Vacation Interest sales revenue(a)	(12,843)	(9,208)	(24,276)	(15,880)
Amortization of capitalized financing costs and original issue discounts(a)	(1,517)	(1,929)	(2,954)	(3,803)
Deferred income taxes(b)	478	—	(10,782)	—
Gain (loss) on foreign currency(d)	4	(157)	(84)	(218)
Gain on mortgage purchase(a)	334	38	383	38
Unrealized gain (loss) on derivative instruments(f)	3	—	(196)	—
Unrealized loss on post-retirement benefit plan(g)	(42)	—	(85)	—
Cash to be received on insurance settlement(e)	—	673	—	2,876
Corporate interest expense(h)	13,827	20,688	27,073	41,452
Change in operating assets and liabilities excluding acquisitions(i)	52,906	39,045	72,374	44,897
Vacation Interest cost of sales(j)	15,462	9,000	28,364	26,846
Adjusted EBITDA - Consolidated	$88,506	$55,427	$155,426	$104,261

(a)	Represents non-cash charge or gain.

(b)	Represents the deferred income tax liability as a result of the provision for income taxes recorded for the three and six months ended June 30, 2014 and 2013.

(c)	Represents redemption premium paid on June 9, 2014 when the Senior Secured Notes were redeemed in full using the proceeds from the senior credit facility.

(d)
Represents net realized gain (loss) on foreign exchange transactions settled at favorable (unfavorable) exchange rates and unrealized net gain (loss) resulting from the appreciation (devaluation) of foreign currency-denominated assets and liabilities.

(e)	Represents the effects of the changes in mark-to-market valuations of derivative liabilities.

(f)	Represents unrealized loss on our post-retirement benefit plan related to a collective labor agreement entered into with the employees of our two resorts in St. Maarten.

(g)	Represents insurance settlements receivables recorded in connection with property damage claims and reimbursement of defense costs related to litigation.

(h)	Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness incurred by our special-purpose subsidiaries that is secured by our VOI consumer loans.

(i)
Represents the net change in operating assets and liabilities excluding acquisitions, as computed directly from the statements of cash flows. Vacation Interest cost of sales is included in the net changes in unsold Vacation Interests, net, as presented in the statements of cash flows.

(j)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, "Real-estate Time-Sharing Activities," which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

	Quarter Ended June 30,		Six Months Ended
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
Net (loss) income	$(2,731)	$17,956	$11,279	$20,229
Plus: Corporate interest expense(a)	13,827	20,688	27,073	41,452
Provision for income taxes	657	411	12,704	849
Depreciation and amortization(b)	8,269	6,075	16,330	12,329
Vacation Interest cost of sales(c)	15,462	9,000	28,364	26,846
Loss on extinguishment of debt(d)	46,807	—	46,807	—
Impairments and other non-cash write-offs(b)	35	—	42	79
Gain on disposal of assets(b)	(149)	(38)	(153)	(88)
Adjustment to gain on bargain purchase from business combinations(e)	—	30	—	30
Amortization of loan origination costs(b)	2,147	1,286	4,211	2,468
Amortization of net portfolio premiums (discount)(b)	16	19	(93)	67
Stock-based compensation(f)	4,166	—	8,862	—
Adjusted EBITDA - Consolidated	$88,506	$55,427	$155,426	$104,261

(a)	Corporate interest expense does not include interest expense related to non-recourse indebtedness incurred by our special-purpose vehicles that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/gains.

(c)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(d)
Represents $30.2 million of redemption premium paid on June 9, 2014 when the senior secured notes were redeemed in full using the proceeds from the senior credit facility and $16.6 million of unamortized debt issuance costs and debt discount written off upon the extinguishment of the senior secured notes, the revolving credit facility, ILXA inventory loan and the Tempus inventory loan.

(e)
For the quarter and six months ended June 30, 2013, represents an adjustment to the amount by which the fair value of the assets acquired net of the liabilities assumed in the PMR Acquisition (completed in May 2012) exceeded the purchase price.

(f)	Represents the non-cash charge related to stock-based compensation due to stock options issued in connection with and since the consummation of the IPO.

The following tables present a reconciliation of (i) advertising, sales and marketing expense as reported to advertising, sales and marketing expense after excluding non-cash stock-based compensation; (ii) general and administrative expense as reported to general and administrative expense after excluding non-cash stock-based compensation; and (iii) income before provision for income taxes to income before provision for income taxes after excluding non-cash stock-based compensation for the periods presented below. We exclude these non-cash items because management excludes them from its forecasts and evaluation of our operational performance and because we believe that the GAAP measures including these items are not indicative of our core operating results.

	Quarter Ended June 30,		Six Months Ended
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
Advertising, sales and marketing expense	$71,107	$60,595	$131,882	$110,954
Stock-based compensation	(339)	—	(1,266)	—
Advertising, sales and marketing expense after excluding stock-based compensation	$70,768	$60,595	$130,616	$110,954

	Quarter Ended June 30,		Six Months Ended
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
General and administrative expense	$23,264	$21,698	$47,456	$44,498
Stock-based compensation	(3,422)	—	(6,249)	—
General and administrative expense after excluding stock-based compensation	$19,842	$21,698	$41,207	$44,498

	Quarter Ended June 30,		Six Months Ended
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
(Loss) income before provision for income taxes	$(2,074)	$18,367	$23,983	$21,078
Stock-based compensation	4,166	—	8,862	—
Non-cash charge from early extinguishment of debt	16,564	—	16,564	—
Cash charge from early extinguishment of debt	30,243	—	30,243
Income before provision for income taxes after excluding stock-based compensation and loss from early extinguishment of debt	$48,899	$18,367	$79,652	$21,078

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in this press release, and not to rely on any single financial measure to evaluate our business. The non-U.S. GAAP financial measures included in this press release should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP.

Segment Reporting

The Company presents its results of operations in two segments: (i) Hospitality and Management Services, which includes operations related to the management of resort properties and the Collections, operations of the Clubs, operations of the properties located in St. Maarten for which the Company functions as the HOA, food and beverage venues owned and managed by the Company and the provision of other services; and (ii) Vacation Interest Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of operations and comprehensive income fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense and depreciation and amortization) are not, in management's view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because, historically, management has not allocated these expenses for purposes of evaluating the Company's different operational divisions. Accordingly, these expenses are presented under Corporate and Other.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Quarters Ended June 30, 2014 and 2013
(In thousands)

	Quarter Ended June 30, 2014				Quarter Ended June 30, 2013
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$39,219	$—	$—	$39,219	$31,107	$—	$—	$31,107
Consolidated resort operations	9,621	—	—	9,621	8,519	—	—	8,519
Vacation Interest sales, net of provision of $0, $12,843, $0, $12,843, $0, $9,208, $0 and $9,208, respectively	—	130,005	—	130,005	—	110,439	—	110,439
Interest	—	15,759	447	16,206	—	13,192	415	13,607
Other	3,173	10,790	—	13,963	2,816	7,385	—	10,201
Total revenues	52,013	156,554	447	209,014	42,442	131,016	415	173,873
Costs and Expenses:
Management and member services	5,881	—	—	5,881	8,765	—	—	8,765
Consolidated resort operations	8,675	—	—	8,675	8,845	—	—	8,845
Vacation Interest cost of sales	—	15,462	—	15,462	—	9,000	—	9,000
Advertising, sales and marketing	—	71,107	—	71,107	—	60,595	—	60,595
Vacation Interest carrying cost, net	—	6,729	—	6,729	—	10,750	—	10,750
Loan portfolio	268	2,091	—	2,359	258	2,496	—	2,754
Other operating	—	5,266	—	5,266	—	2,238	—	2,238
General and administrative	—	—	23,264	23,264	—	—	21,698	21,698
Depreciation and amortization	—	—	8,269	8,269	—	—	6,075	6,075
Interest expense	—	3,556	13,827	17,383	—	4,106	20,688	24,794
Loss on extinguishment of debt	—	—	46,807	46,807	—	—	—	—
Impairments and other write-offs	—	—	35	35	—	—	—	—
Gain on disposal of assets	—	—	(149)	(149)	—	—	(38)	(38)
Adjustment to gain on bargain purchase from business combinations	—	—	—	—	—	—	30	30
Total costs and expenses	14,824	104,211	92,053	211,088	17,868	89,185	48,453	155,506
Income (loss) before provision for income taxes	37,189	52,343	(91,606)	(2,074)	24,574	41,831	(48,038)	18,367
Provision for income taxes	—	—	657	657	—	—	411	411
Net income (loss)	$37,189	$52,343	$(92,263)	$(2,731)	$24,574	$41,831	$(48,449)	$17,956

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Six Months Ended June 30, 2014 and 2013
(In thousands)

	Six Months Ended June 30, 2014				Six Months Ended June 30, 2013
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$77,443	$—	$—	$77,443	$62,694	$—	$—	$62,694
Consolidated resort operations	18,344	—	—	18,344	17,139	—	—	17,139
Vacation Interest sales, net of provision of $0, $24,276, $0, $24,276, $0, $15,880, $0 and $15,880, respectively	—	235,902	—	235,902	—	202,107	—	202,107
Interest	—	31,016	864	31,880	—	26,050	812	26,862
Other	5,334	21,336	—	26,670	6,307	12,216	—	18,523
Total revenues	101,121	288,254	864	390,239	86,140	240,373	812	327,325
Costs and Expenses:
Management and member services	14,828	—	—	14,828	18,544	—	—	18,544
Consolidated resort operations	16,446	—	—	16,446	16,567	—	—	16,567
Vacation Interest cost of sales	—	28,364	—	28,364	—	26,846	—	26,846
Advertising, sales and marketing	—	131,882	—	131,882	—	110,954	—	110,954
Vacation Interest carrying cost, net	—	14,604	—	14,604	—	18,987	—	18,987
Loan portfolio	510	4,339	—	4,849	504	4,755	—	5,259
Other operating	—	10,803	—	10,803	—	2,606	—	2,606
General and administrative	—	—	47,456	47,456	—	—	44,498	44,498
Depreciation and amortization	—	—	16,330	16,330	—	—	12,329	12,329
Interest expense	—	6,925	27,073	33,998	—	8,184	41,452	49,636
Loss on extinguishment of debt	—	—	46,807	46,807	—	—	—	—
Impairments and other write-offs	—	—	42	42	—	—	79	79
Gain on disposal of assets	—	—	(153)	(153)	—	—	(88)	(88)
Adjustment to gain on bargain purchase from business combinations	—	—	—	—	—	—	30	30
Total costs and expenses	31,784	196,917	137,555	366,256	35,615	172,332	98,300	306,247
Income (loss) before provision for income taxes	69,337	91,337	(136,691)	23,983	50,525	68,041	(97,488)	21,078
Provision for income taxes	—	—	12,704	12,704	—	—	849	849
Net income (loss)	$69,337	$91,337	$(149,395)	$11,279	$50,525	$68,041	$(98,337)	$20,229

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2014 and December 31, 2013
(In thousands, except share data)

	June 30, 2014 (Unaudited)	December 31, 2013 (Audited)
Assets:
Cash and cash equivalents	$117,882	$35,945
Cash in escrow and restricted cash	77,727	92,231
Mortgages and contracts receivable, net of allowance of $114,577 and $105,590, respectively	428,863	405,454
Due from related parties, net	41,499	46,262
Other receivables, net	36,572	54,588
Income tax receivable	30	25
Prepaid expenses and other assets, net	136,773	68,258
Unsold Vacation Interests, net	292,248	298,110
Property and equipment, net	69,914	60,396
Assets held for sale	10,538	10,662
Goodwill	30,632	30,632
Intangible assets, net	188,645	198,632
Total assets	$1,431,323	$1,301,195

Liabilities and Stockholder's Equity:
Accounts payable	$15,307	$14,629
Due to related parties, net	86,536	44,644
Accrued liabilities	95,472	117,435
Income taxes payable	1,588	1,069
Deferred income taxes	33,186	22,404
Deferred revenues	109,023	110,892
Senior Credit Facility, net of unamortized original issue discount of $2,187 and $0, respectively	442,813	—
Senior secured notes, net of unamortized original issue discount of $0 and $6,548, respectively	—	367,892
Securitization notes and Funding Facilities, net of unamortized original issue discount of $189 and $226, respectively	411,929	391,267
Derivative liabilities	196	—
Notes payable	5,074	23,150
Total liabilities	1,201,124	1,093,382

Stockholders' equity:
Common stock $0.01 par value per share; authorized - 250,000,000 shares, issued and outstanding - 75,526,088 and 75,458,402 shares, respectively	755	755
Additional paid in capital	472,710	463,194
Accumulated deficit	(228,680)	(239,959)
Accumulated other comprehensive loss	(14,586)	(16,177)
Total stockholders' equity	230,199	207,813
Total liabilities and stockholders' equity	$1,431,323	$1,301,195

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters and Six Months ended June 30, 2014 and 2013
(In thousands)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Activities:
Net (loss) income	$(2,731)	$17,956	$11,279	$20,229
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Provision for uncollectible Vacation Interest sales revenue	12,843	9,208	24,276	15,880
Amortization of capitalized financing costs and original issue discounts	1,517	1,929	2,954	3,803
Amortization of capitalized loan origination costs and net portfolio discount	2,163	1,305	4,118	2,535
Depreciation and amortization	8,269	6,075	16,330	12,329
Stock-based compensation	4,166	—	8,862	—
Loss on extinguishment of debt	46,807	—	46,807	—
Impairments and other write-offs	35	—	42	79
Gain on disposal of assets	(149)	(38)	(153)	(88)
Adjustment to gain on bargain purchase from business combinations	—	30	—	30
Deferred income taxes	(478)	—	10,782	—
(Gain) loss on foreign currency exchange	(4)	157	84	218
Gain on mortgage repurchase	(334)	(38)	(383)	(38)
Unrealized (gain) loss on derivative instrument	(3)	—	196	—
Unrealized loss on post-retirement benefit plan	42	—	85	—
Gain on insurance settlement	—	(673)	—	(2,876)
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(32,223)	(24,594)	(51,338)	(40,652)
Due from related parties, net	2,750	(11,124)	11,023	(9,035)
Other receivables, net	4,717	5,298	18,316	17,491
Prepaid expenses and other assets, net	10,918	10,386	(69,729)	(54,021)
Unsold Vacation Interests, net	(3,047)	(17,564)	1,776	(4,354)
Accounts payable	747	(705)	499	(2,589)
Due to related parties, net	(9,991)	646	42,724	36,198
Accrued liabilities	(9,661)	10,828	(23,599)	7,777
Income taxes payable	(88)	129	485	1,218
Deferred revenues	(17,028)	(12,345)	(2,531)	3,070
Net cash provided by (used in) operating activities	19,237	(3,134)	52,905	7,204

Investing activities:
Property and equipment capital expenditures	(4,182)	(5,957)	(9,903)	(8,481)
Proceeds from sale of assets	269	1,470	269	1,470
Net cash used in investing activities	$(3,913)	$(4,487)	$(9,634)	$(7,011)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued
For the Quarters and Six Months ended June 30, 2014 and 2013
(Unaudited)
(In thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Financing activities:
Changes in cash in escrow and restricted cash	$(15)	$(3,137)	$14,622	$(17,326)
Proceeds from issuance of Senior Credit Facility	442,775	—	442,775	—
Proceeds from issuance of securitization notes and conduit facility	69,189	43,609	115,098	171,289
Proceeds from issuance of notes payable	—	1,156	1,113	2,475
Payments on senior secured notes, including redemption premium	(404,683)	—	(404,683)	—
Payments on securitization notes and conduit facility	(49,339)	(29,148)	(94,473)	(134,299)
Payments on notes payable	(20,806)	(10,132)	(25,833)	(19,948)
Payments of debt issuance costs	(10,739)	(2,078)	(10,669)	(4,052)
Proceeds from exercise of stock options	63	—	299	—
Payments of costs related to issuance of common units	—	(10)	—	(10)
Net cash provided by (used in) financing activities	26,445	260	38,249	(1,871)

Net increase (decrease) in cash and cash equivalents	41,769	(7,361)	81,520	(1,678)
Effect of changes in exchange rates on cash and cash equivalents	337	4	417	(536)
Cash and cash equivalents, beginning of period	75,776	26,204	35,945	21,061
Cash and cash equivalents, end of period	$117,882	$18,847	$117,882	$18,847

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$19,707	$2,975	$42,559	$31,402
Cash interest paid on securitization notes and funding facilities	$3,588	$4,176	$6,999	$8,438
Cash paid for taxes, net of cash tax refunds	$1,039	$276	$1,257	$(380)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$—	$1,908	$6,173	$7,822
Unsold Vacation Interests, net reclassified to assets held for sale	$—	$10,151	$—	$10,151
Unsold Vacation Interests, net reclassified to property and equipment	$5,616	$—	$5,616	$—
Information technology software and support financed through issuance of notes payable	$472	$—	$472	$—